                                                                    Exhibit 99.4

  BOSTON LIFE SCIENCES COMPLETES $3.4 MILLION COMMON STOCK PRIVATE PLACEMENT

March 12, 2002 Boston, MA--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced today that it has completed a private placement of $3.4 million in common stock with a small group of individual and institutional investors. The Company's CEO and President, David Hillson commented, "This relatively modest equity financing, completed at a market based price, will provide additional financial resources to fully support our clinical trial programs planned for 2002."

Under the terms of the financing, the Company issued 1,599,568 shares of common stock at a purchase price of $2.15 per share to the investors. Warrants to purchase a total of 399,892 shares of common stock were also issued to the investors which are exercisable to purchase shares of common stock at $2.75 per share through March 11, 2007. Brimberg & Co. L.P. acted as placement agent with respect to the offering. The Company is obligated to file a registration statement covering the resale of the common stock issued in the financing, including shares issuable upon exercise of the warrants, within 90 days of closing. For additional information about the financing, interested parties should read the current report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

BLSI is developing novel diagnostics and therapeutics for Parkinson's Disease
(PD) and Attention Deficit Hyperactivity Disorder (ADHD) as well as treatments for cancer, autoimmune disease, and central nervous system disorders. BLSI's products in development include: ALTROPANE(TM) and FLUORATEC(TM) radioimaging agents for the diagnosis of PD and ADHD; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; AF-1 and Inosine, nerve growth factors for the treatment of acute and chronic CNS disorders; novel therapies for the treatment of PD and ADHD; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, and the market size and possible advantages of the Company's products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, the ability to obtain intellectual property protection, delays in the regulatory or development processes, results of scientific data from clinical trials, the outcome of discussions with potential partners, regulatory decisions, market acceptance of the Company's products, and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K.

    For further information, please contact:


                                Corporate
                                Joseph Hernon
                                Chief Financial Officer
                                Boston Life Sciences, Inc.
                                617.425.0200
                                jhernon@bostonlifesciences.com